Exhibit 99.1

Syntel Reports Third Quarter 2013 Financial Results

Highlights:

•	Q3 revenue of $209.9M, up 13% from year-ago quarter, and 4% sequentially

•	Q3 EPS of $1.42 per diluted share, up 15% from year-ago quarter, and 25% sequentially

•	Q3 cash & short term investments of $579M

•	Global Headcount of 22,936 on September 30, 2013, up 14% from year-ago quarter

TROY, Mich. – October 17, 2013 – Syntel, Inc. (NASDAQ: SYNT), a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced financial results for the third quarter, ended September 30, 2013.

Third Quarter Financial Highlights

Syntel’s revenue for the third quarter increased 13 percent to $209.9 million from $186.4 million in the prior-year period, and increased four percent sequentially from $202.5 million in the second quarter of 2013. During the third quarter, Applications Outsourcing accounted for 77 percent of total revenue, with Knowledge Process Outsourcing (KPO) at 15 percent, e-Business contributing seven percent and TeamSourcing at one percent.

The Company’s gross margin was 46.6 percent in the third quarter, compared to 45.5 percent in the prior-year period and 41.3 percent in the second quarter of 2013. Selling, General and Administrative (SG&A) expenses were 11 percent of revenue in the third quarter, compared to 15.6 percent in the prior-year period and 9.4 percent in the previous quarter.

The third quarter income from operations was 35.6 percent of revenue as compared to 29.9 percent in the prior-year period and 31.9 percent in the second quarter. The sequential rise in operating margin during the third quarter reflects the impact of the depreciation in the Indian rupee, lower visa and immigration-related expenses and an ongoing focus on operational efficiency.

Net income for the third quarter was $59.4 million or $1.42 per diluted share, compared to $51.5 million or $1.23 per diluted share in the prior-year period and net income of $47.5 million or $1.14 per diluted share in the second quarter of 2013.

During Q3, Syntel spent $4.3 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $579 million. The Company also added 70 net employees, ending the quarter with 22,936 employees globally.

Operational Highlights

“We made solid progress on our strategic initiatives during the third quarter and built on the successes we have seen year-to-date,” said Syntel CEO and President Prashant Ranade. “We are strengthening our customer relationships by investing in the technology areas that are relevant to our clients.”

“Our responsiveness to our customers’ needs and our flexibility in supporting their goals in a changing environment are key tenets of our company,” said Ranade. “Our domain expertise and innovative approach to addressing their business challenges contributes to our mutual success.”

“We continue to see healthy demand for our services and feel well-positioned in the markets we serve. Our pipelines reflect our enhanced competitive standing and our willingness to take a long-term view of our client relationships. This long-term focus fortifies our relationships and generates opportunities that will help sustain our growth for years to come.”

2013 Guidance

Based on current visibility levels and an exchange rate assumption of 61 Indian Rupees to the dollar, the Company currently expects 2013 revenue of $810 to $815 million and EPS in the range of $4.90 to $5.00.

Syntel to Host Conference Call

Syntel will discuss its third quarter 2013 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until October 24, 2013 by dialing (855) 859-2056 and entering “85630017”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Syntel is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2008 certified. As of September 30, 2013, Syntel employed more than 22,000 people worldwide. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Asia/Pacific: Sikta Samantaray, +91 9167512186, sikta_samantaray@syntelinc.com

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE DATA)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2013	2012	2013	2012
Net revenues	$209,871	$186,407	$601,478	$536,130
Cost of revenues	112,158	101,588	342,407	306,001

Gross profit	97,713	84,819	259,071	230,129
Selling, general and administrative expenses	23,060	29,036	68,036	74,913

Income from operations	74,653	55,783	191,035	155,216

Other income, net	1,564	9,964	9,626	20,708

Income before provision for income taxes	76,217	65,747	200,661	175,924
Income tax expense	16,800	14,265	47,308	40,308

Net income	$59,417	$51,482	$153,353	$135,616

Other Comprehensive Income (loss)

Foreign currency translation adjustments	$(32,445)	$35,877	$(80,380)	$6,439
Gains (losses) on derivatives:
Gains (losses) arising during period on net investment hedges	1,855	1,061	(2,863)	(1,234)

Unrealized gains (losses) on securities:
Unrealized holding gains arising during period	2,456	758	3,086	916
Reclassification adjustment for gains included in net income	(199)	(213)	(1,029)	(159)

	2,257	545	2,057	757

Defined benefit pension plans:
Net Profit/ (loss) arising during period	15	(9)	43	(13)
Amortization of prior service cost included in net periodic pension cost	7	8	23	24

	22	(1)	66	11

Other comprehensive income (loss), before tax	(28,311)	37,482	(81,120)	5,973
Income tax benefit (expense) related to Other Comprehensive Income (loss)	(771)	(174)	(723)	(241)

Other comprehensive income (loss), net of tax	(29,082)	37,308	(81,843)	5,732

Comprehensive Income (loss)	$30,335	$88,790	$71,510	$141,348

Dividend per share	$—	$0.06	$—	$0.18

EARNINGS PER SHARE:
Basic	$1.42	$1.23	$3.67	$3.25
Diluted	$1.42	$1.23	$3.66	$3.25

Weighted average common shares outstanding:
Basic	41,815	41,720	41,776	41,683

Diluted	41,888	41,802	41,859	41,780

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(IN THOUSANDS)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$150,240	$94,622
Short term investments	428,501	326,653
Accounts receivable, net of allowance for doubtful accounts of $1,999 and $2,168 at September 30, 2013 and December 31, 2012, respectively	97,339	86,004
Revenue earned in excess of billings	29,405	11,875
Deferred income taxes and other current assets	53,315	51,736

Total current assets	758,800	570,890

Property and equipment	189,910	204,151
Less accumulated depreciation and amortization	84,078	85,033

Property and equipment, net	105,832	119,118

Goodwill	906	906

Non current Term Deposits with Banks	2,404	14

Deferred income taxes and other non current assets	37,760	34,908

TOTAL ASSETS	$905,702	$725,836

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES
Current liabilities:
Accrued payroll and related costs	$47,485	$49,889
Income taxes payable	13,954	8,873
Accounts payable and other current liabilities	41,899	34,950
Deferred revenue	2,685	4,694
Loans and borrowings	7,004	50,029

Total current liabilities	113,027	148,435

Other non current liabilities	11,925	11,731
Non Current loans and borrowings	140,250	—

TOTAL LIABILITIES	265,202	160,166

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	640,500	565,670

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$905,702	$725,836